UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-A

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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MAM Software Group, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	84-1108035
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Maple Park, Maple Court, Tankersley, Barnsley, U.K. S75 3DP	U.K. S75 3DP
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, $0.0001 par value per share	The NASDAQ Stock Market LLC

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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant's Securities to be Registered.

This registration statement on Form 8-A relates to the registration of common stock, par value $0.0001 per share (the “Common Stock”), of MAM Software Group, Inc., a Delaware corporation (the “Company”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the listing of the Common Stock on The NASDAQ Stock Market LLC. The Common Stock is presently quoted on the OTC Bulletin Board under the symbol “MAMS.OB.” The following summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Company’s certificate of incorporation, as amended (incorporated by reference to Exhibit 3(i) to the Company’s Registration Statement on Form S-1/A filed on July 15, 2008), and the Company’s by-laws, as amended (incorporated by reference to Exhibit 3(ii) to the Company’s Registration Statement on Form SB-2 filed on February 16, 2007).

Common Stock

Our certificate of incorporation authorizes the issuance of an aggregate of 18,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. As of May 6, 2013, there were 14,118,491 shares of our Common Stock issued and outstanding. The Preferred Stock is described in greater detail below.

The holders of Common Stock are entitled to one vote per share held by them. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except as otherwise required by statute.

The Common Stock is not redeemable. The holders of the Common Stock have no pre-emptive, conversion or cumulative voting rights. The outstanding shares of Common Stock are not liable to further call or to assessment by the Company.

The Company’s certificate of incorporation and by-laws provide that the Board is comprised of one class of directors and that each director shall be elected for a term lasting until the next annual meeting of stockholders following his or her election, or until his or her successor is duly elected and qualified. Each director holds office until the expiration of his or her term and until such director’s respective successor is elected and qualified, subject to such director’s earlier death, resignation or removal.

The Company reserves the rights to repeal, alter, amend or rescind any provision contained in the certificate of incorporation or by-laws.

Preferred Stock

The Preferred Stock has a par value of $0.0001 and may be issued on such terms and at such prices as our Board of Directors may determine. As of the date of this filing, no Preferred Stock is issued or outstanding.

Transfer Agent and Registrar

Our transfer agent is Corporate Stock Transfer, Inc. The transfer agent’s mailing address is 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209; its phone number is (303) 282-4800.

Listing

Beginning on May 13, 2013, shares of our Common Stock will begin trading on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “MAMS.”

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed, because no securities of the Company are currently registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAM SOFTWARE GROUP, INC.
By:	/s/ Michael Jamieson
	Name:	Michael Jamieson
	Title:	Chief Executive Officer

Date: May 9, 2013